UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

______________________

Date of Report (Date of earliest event reported):  December 29, 2011

KINGOLD JEWELRY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-15819 (Commission File Number)	13-3883101 (I.R.S. Employer Identification No.)

15 Huangpu Science and Technology Park Jiang’an District Wuhan, Hubei Province, PRC	430023
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (011) 86 27 65660703

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 29, 2011, Kingold Jewelry, Inc. (the “Company”) issued 2,783,527 unregistered shares of its common stock (the “Shares”) to Hai Gao Holdings Limited (“Holdings Limited”) pursuant to the terms of a subscription agreement, dated December 29, 2011  (the “Agreement”). Holdings Limited is controlled by Mr. Yang Wen, a citizen of the PRC.  On August 15, 2011, Mr. Yang Wen purchased in a transaction 4.17% of the equity interest of Wuhan Kingold Jewelry Company Limited (“Wuhan Kingold”), the Company’s controlled operating subsidiary in the PRC, for RMB 30 million (approximately $4.8 million).  This equity interest in Wuhan Kingold was previously held by Beijing Shouchuang Investment Co. Ltd, a PRC State Owned Enterprise, until August 9, 2011 when it sold this interest through a public statutory auction process in the PRC.

Subsequent to his purchase of the 4.17% equity interest of Wuhan Kingold, on October 20, 2011, and per the Company’s request, Mr. Yang Wen agreed to become a party to certain VIE agreements  (the “VIE Agreements”) between Wuhan Kingold and the Company’s other subsidiary, Wuhan Vogue-Show Jewelry Co., Limited (“Wuhan Vogue-Show”). The VIE Agreements include a Shareholders’ Voting Proxy Agreement, a Purchase Option Agreement, and a Pledge of Equity Agreement, each dated October 20, 2011.  Following execution of these VIE Agreements, Vogue-Show has entered into a series of agreements with Wuhan Kingold and shareholders holding 100% of the outstanding equity of Wuhan Kingold under which Wuhan Kingold has agreed to pay 100% of its after-tax profits to Vogue-Show and shareholders owning 100% of Wuhan Kingold’s shares have pledged their equity interest and delegated their voting power in Wuhan Kingold to Vogue-Show.   Prior to execution of these VIE Agreements, Wuhan Kingold was obligated to pay only 95.83% of its after-tax profits to Vogue-Show.

The Company has benefited as a result of Mr. Yang Wen’s purchase of the 4.17% of the equity interest of Wuhan Kingold and his subsequent entry into the VIE Agreements. As a result, the Company agreed to fairly remunerate Mr. Yang Wen for his undertakings on behalf of the Company. In connection therewith, the Company retained an established third-party valuation group of a Big 4 accounting firm to provide professional valuation services and advice with respect to the appropriate amount of remuneration in the Company’s shares of common stock. Such valuation firm determined that the fair value of the 4.17% equity interest of Wuhan Kingold as of November 30, 2011, was equal to 5.53% of the Company’s outstanding common shares, or 2,783,527 shares.  This amount of shares is valued at $3,785,597 using the closing price of the Company’s shares on November 30, 2011, or $1.36 per share.  Mr. Yang Wen directed the Company to issue the Shares to his controlled company, Holdings Limited.

Pursuant to the Agreement, the Company also agreed to file a registration statement with the U.S. Securities and Exchange Commission registering for resale the Shares. The Shares were issued pursuant to exemptions from registration provided in Regulation D under Section 4(2) of the Securities Act of 1933 (the “Securities Act”), as amended, and Regulation S of the Securities Act.

A copy of the Agreement and the VIE Agreements are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 hereto.  The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement and the VIE Agreements.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in its entirety into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description

10.1	Subscription Agreement dated December 29, 2011 between Kingold Jewelry, Inc. and Hai Gao Holdings Limited
10.2
Shareholders’ Voting Proxy Agreement dated October 20, 2011 by and between Vogue-Show, Wuhan Kingold and shareholders of Wuhan Kingold (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 9, 2011)

10.3
Purchase Option Agreement dated October 20, 2011 by and between Vogue-Show, Wuhan Kingold and shareholders of Wuhan Kingold (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 9, 2011)

10.4
Pledge of Equity Agreement dated October 20, 2011 by and between Vogue-Show and shareholders of Wuhan Kingold (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 9, 2011)

____________________

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGOLD JEWELRY, INC. By: Bin Liu Name: Bin Liu Title: Chief Financial Officer

Date:           December 30, 2011